Exhibit 10.19

Construction Agreement

Project name: Workshop of Wuhan Generating Equipment Manufacturing Co., Ltd.
Project location: Cang Long Dao Science Park, Jiangxia District, Wuhan
Construction unit: Wuhan Generating Equipment Manufacturing Co., Ltd.
Contract issuing unit: Hubei Gongchuang Real Estate Co., Ltd.
Construction undertaking unit: Hubei Huadu Construction Co., Ltd.
Contract fulfillment location: No.2 Laowuhuang Road
Signing date: March 28th, 2006

Table of contents

1 Construction project	(4)
1.1 Project name	(4)
1.2 Project location.	(4)
1.3 Project summary.	(4)

2 Contracting scope & mode.	(4)
2.1 Contracting scope	(4)
2.2 Contracting mode	(4)

3 Construction cost	(5)
3.1 Document to be executed	(5)
3.2 Construction cost calculation	(5)

4 Installment payment verification & Paying	(6)
4.1 Installment payment	(6)
4.2 About Installment payment application & works that Party B shall complete	(6)

5 Time schedule management for project	(6)
5.1 Time limit for project	(6)
5.2 Time limit for project schedule control	(7)
5.3 Completion date control	(7)

6 Quality management	(8)
6.1 Engineering quality	(8)
6.2 Engineering acceptance	(8)

7 Site management	(10)

8 Material	(10)
8.1 Material	(10)
8.2 Material to be supplied by Party A	(11)

9 Design change	(11)
9.1 About Design change	(11)
9.2 Design change cost & time limit for project	(12)

10 Party A’s site representative	(12)
10.1 Party A’s site representative	(12)

11 Supervision Company’s representative on site	(14)
11.1 Supervisor’s job	(14)

12 Party B’s site representative	(15)
12.1 Party B’s site representative	(15)
12.2 Party B’s right & obligation	(15)

13 Completion acceptance & project transfer	(17)
13.1 Completion acceptance reference	(17)
13.2 Completion acceptance procedure	(17)

14 Building final settlement	(19)

15 Warranty clause	(19)
15.1 Warranty scope & content	(19)
15.2 Warranty period	(19)
15.3 Warranty responsibility	(19)
15.4 Warranty fund payment	(20)
15.5 Warranty breach	(20)

16 Insurance	(20)

17 Contract into effect/termination	(21)

Construction contract

Contract issuing unit: Hubei Gongchuang Real Estate Co., Ltd. (hereinafter referred to as Party A)
Construction undertaking unit: Hubei Huadu Construction Co., Ltd. (hereinafter referred to as Party B)
According to <Contract Law of the People’s Republic Of China> and <Construction Law of the People’s Republic Of China>as well as other related laws and regulations and regulations related to the engineering construction by Hubei Province and detailed condition of this project, both parties negotiate and reach an agreement regarding the construction project of this engineering project and sign this contract based on following the principles of equality, voluntaries, fairness and good faith.

Chapter 1 Construction project

1.1 Project name: Workshop of Wuhan Generating Equipment Manufacturing Co., Ltd.
1.2 Project location: Cang Long Dao Science Park, Jiangxia District, Wuhan
1.3 Project summary
(1) Construction area of project: 19,872m2.
(2) Structure: Maximum span is 24m, 160t crane, single- story bent frame.
(3) Story number: One story
(4). Building height: 26.7m.

Chapter 2 Contracting scope & mode.

2.1 Contracting scope
The contracting scope includes all engineering, including pile foundation, civil work, steel structure, and decoration within the scope of construction drawings. (except the fire-fighting paint, equipment installation, indoor terrace, and electrical installation, which are directly subcontracted by Party A. For more details, please see the construction drawings approved by four parties, namely, Design Institute affiliated to Wuhan University of Technology, Wuhan Generating Equipment Manufacturing Co., Ltd., Hubei Gongchuang Real Estate Co., Ltd. and construction unit. These drawings were reviewed and approved by Wuhan Drawing review & approval office.)

2.2 Contracting mode
The contractor shall carry out the general project contracting as per the construction drawing. The contractor shall not subcontract the whole of the project. The professional engineering which must be subcontracted shall be approved by Party A in writing.

2.3 For the colorful plain tile, roof boarding and peripheral maintenance panel in the newly-built workshop of Wuhan Generating Equipment Manufacturing Co., Ltd., the color and tile strip type shall be matched with the phase-I construction engineering of

Wuhan Generating Equipment Manufacturing Co., Ltd.

Chapter 3 Construction cost

3.1 Document to be executed
1.
For pile foundation engineering, civil engineering and steel structure engineering, the <Construction engineering consumption quota and uniform base price list in Hubei Province> issued in 2003 shall be executed.

2.	For the decoration engineering, the <Decoration engineering consumption quota and uniform base price list in Hubei Province> issued in 2003 shall be executed.
3.	For the expense quota, the Hubei Construction [2003] no.44 document shall be executed.

3.2 Construction cost calculation
1.
For this project, the total cost is calculated as per the category-III engineering quota and the final settlement price of the account is calculated after it is decreased by 3% based on the total cost.

2.
In order to be easy to pay the installment payment in this project, the tentative unit price of the project is 780Yuan/ m2, and the tentative construction area is 19872 m2. The tentative contract sum is 15,500,160Yuan (Capital: FIFTEEN MILLION FIVE THOUSAND ONE HUNDRED SIXTY ONLY) (this unit price does not include the material to be supplied by Party A and this price is only the reference for payment and it is not used as the pay-off evidence).

3.
For material price adjustment, the material price of other materials and main materials for installation engineering shall be fixed as per <Construction engineering consumption quota and uniform base price list in Hubei Province> issued in 2003 in addition that the quota price shall be executed for general auxiliary material such as sand and stone material and so on. If there is a price difference between them and the budget price in <Material price information> from Wuhan Quota Management Station during the same period, both parties shall negotiate and determine the price difference. The price difference part is only involved in the pre-tax construction price. It is not involved in the service fee.

4.
Party A will not charge any other fees except for unloading manpower cost and storage charge. The calculation formula of unloading manpower cost and storage charge is as follows: construction price of material to be supplied by Party A x 1.0%. The material to be supplied by Party A is not involved in the completion settlement and service fee as well as decrement as well.

5.
The design amendments and on-site certificates to occur in the project can be involved in the project settlement only after they are signed and approved by Party A and the supervisor. The settlement can be entered after the field certification is provided with following conditions: description of project property, scope, scheme measure and so on, clarification of the project amount, material specification and model as well as brand.

6.	The amount of metallic structure part shall be calculated as per the dimension as shown in the drawing.

Chapter 4 Installment payment verification & payment

4.1 Installment payment
1.	Party A will pay the 20% installment payment of tentative contract sum to Party B after the civil engineering amount of foundation part is completed.
2.	Party A will pay the 20% installment payment of tentative contract sum to Party B after the installation of steel structure member of main body (refer to steel column) is completed.
3.
Party A will pay the 20% installment payment of tentative contract sum to Party B after the installation of steel structure member of main body (refer to steel column) is completed and roof boarding installation is completed.

4.
Party A will pay the 20% installment payment of tentative contract sum to Party B after the installation of colorful steel plate is completed and the gate as well as plastic steel window starts to enter in the jobsite.

5.
After the project is finished for the record and the project material is transferred to the archives, the complete set of completion data and drawing will be transferred to Party A. Party A agrees to pay 10% of the tentative total contract sum when the settlement between both parties is more than 2 months. Party A agrees to pay construction costs up to 95% of project settlement payment. 5% of project settlement payment will be left as the warranty payment.

4.2 Application for the installment payment and the workload that Party B shall complete.
1.	Party B submits the progress description of completed engineering amount to the supervisor and Party A’s representative.
2.
Party B prepares the progress budget report and application form of installment payment in accordance with the confirmed progress description and submits them to the supervisor and on-site project department of Party A for review. Then, the Finance department of Party A shall perform the final review and approval and pay the installment payment of this part to Party B.

3.
The installment payment for engineering progress shall depend on the quality of work done. If the engineering quality cannot meet the inspection and acceptance requirements, Party A has the right to collect the penalty from Party B and stop paying the payment for engineering progress of this part temporarily.

4.
Party A shall ensure that the installment payment shall be paid in accordance with Article One (within 15 workdays). If the installment payment cannot be paid in time for a certain reason, the overdue fine will be paid at the deposit interest rate of the bank for the same period.

Chapter 5 Time schedule for project

5.1 Time limit for project
1.	Commencement date of new building of production workshop of Wuhan

Generating Equipment Manufacturing Co., Ltd.: March 29th, 2006
2.	Complete date: October 29th, 2006
3.	Total time limit for project is 210 calendar days (including official festivals and holidays)
4.
Both Party A and B have already taken into account such factors as seasonal rain, high wind, high-temperature weather, water and power supply stop and festivals as well as holidays and time limit for project and working content to be subcontracted by Party A at the appointed completion date and every control date.

5.2 Time limit for project schedule control
1.
Within the first week after Party B enters in the jobsite, Party B shall report and submit the monthly progress plan and key milestone of this project. The report and plan shall be examined and approved by Party A and supervision company.

2.	The engineering below±0.000 shall be completed prior to May 29th, 2006 and Party B shall conduct inspection and accept the eligible and qualified work.
3.	The installation of steel column shall be completed prior to June 29th, 2006 and Party B shall conduct inspection and accept the eligible and qualified work of steel column.
4.	The installation of roof boarding shall be completed prior to August 15th, 2006 and Party B shall conduct inspection and accept the eligible and qualified work of the roof boarding.
5.
The installation of colorful steel plate and workshop gate as well as plastic steel window shall be completed prior to September 29th, 2006 and Party B shall conduct inspection and accept the eligible and qualified work.

6.
All contents of construction blueprints shall be completed prior to October 29th, 2006 and Party A shall conduct inspection and accept the eligible and qualified work. Party B shall exit the jobsite at the same time.

5.3 Completion date control
1.
The completion date to be specified in this contract refers to all completions of contracting engineering content to be agreed in this contract and accepted by formal completion acceptance to be organized by Party A. If any of the partitioned projects and sub-divisional works in the contracting content are not completed or it is not accepted after acceptance to be organized by Party A, it will be considered as though the time limit for project is delayed.

2.
If the project completion will be performed ahead of time, both parties will sign the ahead-of-time completion agreement after uniform negotiation. Party B will re-prepare the new progress schedule as per the advanced completion date and submit it to Party A. Party A shall reply to Party B in written report within 3 days. Otherwise, Party A will not pay the cost related to the advanced completion when the project is completed in advance.

3.	If the completion time of project is delayed, Party B will pay the delay indemnity to Party A as per following modes: the indemnity of 25000Yuan will be paid in case of 3 days later than the total time limit for project and indemnity of 80,000Yuan will be paid in case of 10 days later than the total time limit for project. In case of exceeding the above agreed time limit, the clause 5 in this item will be executed. Party B shall pay the compensatory payment to Party A according to the actual loss from Party A if the indemnity to be paid for Party A’s loss caused by time limit delay from Party B is not sufficient to compensate the loss.
4.
If the completion date or control date is delayed due to force majeure, the time limit for the project will be delayed accordingly after being confirmed by Party A. Party A will not undertake the other responsibilities for Party B, including downtime and stop construction fee.

5.
If Party B cannot control the time schedule for the project in two time periods, Party B shall exit the jobsite within one week automatically. Party A has the right to change the construction unit until project completion. Afterwards, Party A will charge the indemnity for Party B as per the actual engineering amount and Party B will pay the indemnity of 10% of total price of completed engineering.

Chapter 6 Quality management

6.1 Engineering quality
The project construction and acceptance shall be carried out as per the design drawing, design change, specification, acceptance criteria and local related regulation as well as Party A’s requirements. All partitioned projects and sub divisional works shall reach to the conformity standards. The unit construction quality must reach to the conformity standards.

6.2 Engineering acceptance
1.
Party B must assign enough qualified managing staffs at the construction site and establish the complete quality and progress assurance system as well as perform the rectification as per the requirement to be put forward by Party A and supervision party.

2.
Party B shall carry out the construction as per the related codes and design requirement as well as instruction from Party A and supervision party and accept the inspection at any time as well as perform the rectification as per the inspection result. In order to provide the convenient condition for inspection, Party B shall provide the technical data related to the engineering quality to Party A and the supervision party as required in time.

3.
After Party B checks partitioned projects and subdivisional works and they are acceptable after partitioned projects and subdivisional works reach to the concealed condition, Party B shall inform Party A and the supervision party 24 hours before acceptance and provide the related conformity data. The concealed work construction can be carried out after acceptance and signature. During the concealment process, the acceptance shall be re-carried out if Party B makes any modifications for conformity part. For the key concealed work acceptance (foundation acceptance and structure acceptance), the quality supervision station and design unit shall be informed in advance to join the acceptance together. If the concealed work is not handled according to above procedures, the responsible party will undertake all responsibilities and losses.
4.
The acceptance must be carried out per the <detailed rules and regulations of acceptance for partitioned projects and subdivisional works> after construction completion. To be convenient for maintenance, Party B shall have the as-built drawing as per Party A’s requirement before concealed work.

5.
When Party A has any doubts on the construction quality and requests Party B to double check the construction quality, Party B shall cooperate with Party A. If it is acceptable after double check, the repairing and inspection fee will be charged by Party A and the time limit for the project will be delayed accordingly. If it is not acceptable after double check, the rectification and repairing as well as the inspection fee will be charged by Party B and the time limit for project is prohibited to delay.

6.
In order to assure the construction quality, Party B must submit the construction scheme regarding main processes and the construction template can be made upon the approval from supervision party and Party A. Party B can carry out the large-area construction as per the template after the template is accepted by Party A.

6.3 Party B shall know clearly and take into account the surrounding environment, traffic road, field geologic information of jobsite, contracting scope, construction drawing, and construction organization design before signing this contract. Additionally, Party B also shall take into account such factors as construction technique measure, safety maintenance and civilization site construction and the like.

Chapter 7 Site management

7.1 In this project, the construction site is within the red line in the general plan. The construction unit shall provide the construction organization design before commencement and the construction unit shall execute the construction organization design upon the approval from Party A’s site representative. The construction plan layout shall be considered completely and perfectly and the construction can be carried out after Party A and supervision party reviews and approves it in written version. The removal and movement expense of temporary facility due to the construction demand shall be charged by Party B. The site drainage and blowing can be drained in the municipal drainage network after they must be treated in the settling tank and septic tank made by Party B. Otherwise, Party B will charge the penalty given by municipal department.

7.2 Party B shall abide by code and regulation of safety construction and civilization construction issued by national and local governments and abide by the management regulation of field civilization construction from Party A.

7.3 Party A will carry out random inspections periodically. If Party A finds the non-conformity item regarding safety construction and civilization construction as well as management, Party B shall deal with it as scheduled and as required within 24 hours after receiving the notice. If Party B cannot meet this requirement, Party B shall stop construction and carry out rectification immediately. Party B will charge the stop loss.

7.4 Party B shall draw up the complete safeguard measure before carrying out the construction under the dangerous status. During the construction process, Party B will undertake all responsibilities for any quality issues and safety accidents and\or other results resulting from Party B’s responsibilities.

7.5 For water and power utilization, Party B must install the water meter and ammeter. They can be used after they are inspected by Party A. The water meter and ammeter installation and movement shall be reported to Party A and approved by Party A. Both parties shall record the reference reading together after installation and signature approval. Party A is responsible for providing the water source interface and interface of power distribution box. Party B is responsible for meter connection and laying the line to water and power utilization location. Both Party A and B will record the reading of Party B’s water-meter and ammeter together at the end of every month. Party A will calculate the water rate and power rate according to the reading record and deduct the corresponding expense from Party B’s installment payment.

Chapter 8 Material

8.1 Material

1.	For various materials used for construction, manufacturer plans and the qualification certificate as well as material sample shall report to Party A.
2.
The materials must meet the design requirements and acceptance criteria as well as related government regulations. Party B is responsible for sending samples to the inspection department. The delivery and sampling of the materials must be supervised by Party A and supervision party on site and both parties will carry out the sampling on site and the material can be used only after it is qualified after inspection.

8.2 Material to be supplied by Party A
1.	For material to be supplied by Party A, Party B shall submit the plan and details of when the material is to be used.
2.
For the material to be supplied by Party A which has been already entered in the jobsite, Party B shall carry out the acceptance together with supervision unit and Party A’s site representative as well as supplier. If the material to be supplied by Party A does not meet the design requirement and quality to be specified in the supply contract signed by both parties, Party B has the right to reject.

Chapter 9 Design change

9.1 Design change
1.
Party B may not modify or change the original design randomly. If the original design must be modified or changed due to special condition, it must be approved by Party A in written version and Party A will release it to Party B for his execution after Party A organizes the design change and completes it.

2.
Party A has the right to change the design drawing and Party B shall carry out the construction per the design change. The engineering cost to be added for design change will be handled as per the related clause in the chapter 3. The design change to be put forward by design unit must be signed and approved by Part A’s project department. Afterwards, Party B can carry out the construction as per the drawing.

3.
The design change shall be reviewed by the original design unit and the corresponding drawing and instruction (change notice or drawing, released copies equal to the original design drawing) shall be obtained.

4.
New processes, new technology and new materials recommended by Party B can only be implemented after prior written approval by Party A. The resulting extended schedule time can be taken as the basis for adjustment of project time schedule in the contract upon the parties’ negotiation and consent.

5.
If Party A makes the design change for original design, Party A must inform Party B 3 days prior to the construction and release the written change or modification notice to Party B. Afterward, Party B will carry out the construction according to the notice.

6.
If the design unit makes the design change for original design and the design change belongs to the construction scale increment and decrement or function change, these design changes must be approved by Party A and review and approval unit. Afterwards, Party B is responsible for execution.
7.
If the design change belongs to the scope of technique or material and equipment, Party B will carry out the construction after the design change is approved by Party A in written version. Party B has the right to refuse to start the construction if there is no above procedure or the procedure is not complete.

9.2 Design change cost & time limit for project.
1.
Party A will be responsible for the increasing cost resulting from the design change and the decreased cost will be returned to Party A in case of cost decreasing. The resulting time limit change for project can be used as the evidence for time limit modification for project in the contract upon the approval from Party A.

2.	Party B will charge the resulting cost from the modification or change due to the construction quality issue to be caused by Party B and the time limit for project is not delayed.
3.
If Party B finds a mistake or unreasonable area in the design, Party B shall inform Party A and the design unit in the written version within 24 hours in time. The design unit (or Party A) will provide the design change document and the execution will be carried out after Party A signs it. Party A will be responsible for all resulting costs and time schedule delay.

4.
Party B will charge the resulting cost from the design change due to the construction quality issue or improper construction arrangement to be caused by Party B and the time limit for project is not delayed.

5.	Party B will draw the drawing (or construction scheme) and Party B will take the responsibility for design quality issues.

Chapter 10 Party A’s site representative

10.1 Party A’s site representative
1.
Party A’s site representative is:______________. The representative shall conduct the daily management on behalf of Party A.. Party A’s instruction will be effective after execution by the general representative and the instruction will be submitted to Party B’s representative in the written form.

2.
Water supply, power supply and transportation shall be available outside the red line before the commencement of construction. Party A shall connect water and power supply to the red line and the supply shall meet the needs of normal construction. After Party B enters in the jobsite, Party B shall carry out the commissioning acceptance with Party B on municipal utilities such as road, pipeline, greening and road lamp and so on surrounding the construction site. The written record shall be provided and the photo for jobsite shall be taken as the evidence.

3.	Party A shall provide the geological data of engineering and underground pipeline data about construction site to Party B. Party B shall explore it in more details when necessary.

4.
Party A shall provide 6 sets of construction blueprints to Party B before construction (2 sets of blueprints are used for completion). Party B shall keep the documentation properly which is provided by Party A. Party B will pay all costs if more construction drawings are needed in case of a special situation.

5.	Party A shall provide the supplementary construction drawing and data as needed by party B under the condition that the project progress is not affected.
6.
Party A shall organize all the participants, including Party B, design units, supervision units and all the subcontractors to participate in the joint review of the blueprints within 15 days from the date that blueprints are delivered to Party B.

7.
Party A shall submit the written report of bench mark and coordinate control point to Party B before construction and perform the field commissioning. Party B is responsible for protecting the bench mark and coordinating the control point after commissioning is finished. Party B may charge the re-measuring and setting-out cost caused by damage or out of level and resulting other losses.

8.
Party A may check the project quality and progress as well as be responsible for handling the design drawing issue and issuing the design change as well as paying the installment payment and reviewing the completion settlement data, etc.

9.	Party A may check the construction site layout and make the design drawing change.
10.
Party A has the right to compel Party B to stop construction temporarily if Party B does not carry out the construction and organization as per the contract requirement. The construction can be restarted after Party A accepts and approves in the written version after Party B carries out the rectification. Party B will be charged the resulting loss.

11.
As per the regulation and safety consideration, Party A can entrust other units to carry out the construction if Party B must take the construction measure but Party B does not take the immediate construction measure within the specified time. The resulting cost will be deducted from Party B by 2 times the actual cost.

12.
Party A will organize the inspection and evaluation of construction quality and progress as well as safety & civilization construction for all construction units on the jobsite every month and organize Party B to conduct the correction on the problems found in the inspection.

Chapter 11 Supervision Company’s representative on site

11.1 Party A entrusts ___________________to perform the social supervision for project as per the national regulation. The chief supervisor is:_______________. Party B shall be supervised and managed by the supervision engineer.

11.2 The supervisor’s duties include following jobs:
1.	Review and check the preparation work for construction for every project to be done by construction unit.
2.
Participate in the joint drawing checkup and prepare the joint checkup minutes and issue it to all units participating in the conference. Review the related questions about the drawing put forward by Party B and confirm them after being approved by Party A’s site representative in written version.

3.	Review the construction organization design and construction scheme prepared by construction unit and supervise as well as check the execution situation.
4.	Urge the construction unit to establish and perfect the construction management system and quality assurance system.
5.	Double check the control axis and elevation of the building. Randomly check and double check the construction axis and settling.
6.
Go deep into the construction site and check if the construction unit carries out the construction as per the construction contract, national technical specification, standard and building regulation as well as requirement of construction drawing document in Wuhan. Check the construction quality of concealed work at every position and link in the construction process. Accept the engineering verification content.

7.
Check and ratify the main material and equipment used for project and factory conformity certificate of the structural member as well as quality assurance certificate of material and so on. Put forward the random inspection and double check opinion on the material as needed in the construction process and instruct the construction unit to check in order to prevent the non-conformity material and equipment as well as structural member and so on from being used in this project.

8.
Supervise and backup simultaneously random inspection regarding the routine test for construction material and testing piece to be carried out by construction unit (i.e. Are welding connector of reinforcement bar, cement content in the sand rock material, stability of cement and testing piece fabrication, etc.)

9.
Request the construction unit perform the rectification in time for general quality issue to be found during the construction process. The supervisor has the right to issue the written rectification notice of construction quality to the construction unit or request the construction unit to stop construction and perform the rectification directly if the rectification is not satisfied or there is big construction quality issue (it must be approved by Party A in advance before issuing the shutdown notice.

10.	Be responsible for organizing the initial test according to the inspection application report for every phase, every position, and every link and every partitioned project and subdivsional work in the construction contract and sign the inspection acceptance report.
11.
Review and sign the payment document of installment payment to construction unit after verifying the construction quality and quantity of completed parts according to the payment regulation specified in the construction contract to ensure that every installment payment paid by Party A is fair and reasonable.

12.
Supervise and check the general construction progress schedule and sub progress schedule prepared by the construction unit as well as the fulfillment of such schedules. Check and sign the weekly, monthly and quarterly report filled in by the construction unit. Timely analyze the reasons for any inconsistency between the actual progress and the schedule due to any defect caused by the construction unit, and request the construction unit to take appropriate measures to ensure that the construction progress can meet the schedule. In such instances, the general time limit for project shall be kept unchanged. Organize the construction unit to correct the original schedule when the progress does not meet the original schedule for force majeure reason and report it to Party A for approval. After approval, check the execution as per the corrected construction progress schedule. Check the safety production and safety measures.

13.	Be responsible for organizing various regular engineering meetings related to the engineering and coordinate the relationship among all parties in the construction.
14.
Put forward the reasonable opinion to Party A regarding such issues as engineering quality, progress, cost, safety production and civilization construction and so on and be responsible for handling all quality issues to be occurred in the engineering.

Chapter 12 Party B’s site representative

12.1 Party B’s site representative
The site representative to be assigned by Party B is:________________ to represent Party B to carry out the this project management and construction progress & quality control and fulfill as well as execute the instruction to be issued by Party A and supervision party.

12.2 Party B’s rights & obligations
1.
Party B must carry out the construction organization as per this contract and bidding document. The project manager and managing staff from Party B must be on duty full time during the construction progress of engineering or subdivisional work to be assigned (including preparation and ending phase) and it is prohibited that these staffs have another job with the other project. For any changes (①staff arrangement; ②mechanical equipment; ③ construction scheme, etc.), they must be report to Party A 1 week in advance and they can be executed upon Party A’s approval. If the chief representative from Party B will be replaced by new a one during the project progress, the new representative must be approved by Party A in written form and the new one must continue to undertake all responsibilities undertaken by the previous one at its discretion. It will be considered that Party B violates the contract if Party B does not follow this item to execute. 1,000 Yuan will be deducted from installment payment as indemnity for violation once.
2.	Party B’s site managing staffs: they shall hold the certificate to be on duty. The on-duty certificate shall be checked and approved by Party A and supervision party.
3.	Party B’s request and notice shall be signed by Party B’s project manager in written version and submitted to Party A with official seal.
4.	Party B’s project manager and technical director of the project as well as installation director of steel structure must participate in the weekly regular engineering meeting.
5.
Party B’s technical director and main managing staff in this project must be provided with corresponding qualifications with more than 5years in the professional construction industry. Other technicians shall have more than 3 years in the professional construction experience.

6.
Party A will confirm if a staff member cannot meet the requirements including: the constructor who has the responsibility for issues relating to the construction progress and quality of subdivisonal work, whether the partitioned project cannot meet contract requirement; if the constructor not familiar with this profession work, or if the constructor is without strong work ethic. Party B shall replace them if any such instances occur.

7.
Fulfill the related right and responsibility for Party B specified in this contract and complete the construction of this project as per the time limit for the project and quality as required in this contract.

8.
Abide by the related laws and regulations and receive the instruction from Party A and supervision party. Perform the construction according to the construction drawing, design change notice, joint drawing checkup minutes, construction specification and acceptance criteria.

9.	It is prohibited that the equipment and material as well as staff not related to this project enter in the construction site.
10.
Party B shall provide the on-duty certificate of staff concerned and conformity certificate of related equipment as well as annual audit certificate and so on as well as the labor contract between technical managing staff above foreman level (including foreman level) and Party B to the supervision party and Party A before commence.

11.
Party B shall submit the detailed construction organization design to the supervision party and Party A within 5 days after receiving the construction drawing at every pause to be provided by Party A and carry out the construction according to the construction organization design approved by supervision party and Party A strictly.

12.	Perform the self-check job according to construction drawing, joint drawing checkup minutes and design modification (or change notice as well as current national acceptance criteria.
13.	Do the construction record and concealed work record well and collect the construction data as the commissioning document to transfer it to Party A.
14.
If the drawing and data provided by Party A is not complete or Party B finds that it is conflicted between drawings, Party B shall provide the time schedule when Party A shall supplement the drawing and data within 7 days after Party B receives the construction drawing from Party A. In this time schedule, Party B shall list the category of drawing and data and deadline that Party A shall provide the supplementary drawing and data to Party B during the whole time limit for project under the condition that the project progress is not affected. During the project construction progress, Party B also shall remind Party A in written version ahead of time. If Party B cannot put forward the above requirements to cause project delay, all resulting losses from delay will be charged by Party B.

15.
Party B shall provide the <construction plan for next month> and <monthly report of completed engineering> to Party A in written report within 4 days after 25th every month. The construction plan for the next month must be described in details and it must include the manpower arrangement, source for manpower increasing and engineering amount, etc.

16.
Provide the cooperation and management for engineering subcontracted by Party A (including 3-party construction contract) according to the agreed content in the contract stipulation and general construction coordination and cooperation for engineering subcontracted to Party A. Participate in the subdivisional work acceptance and completion acceptance for engineering subcontracted by Party A and 3-party construction contract.

17.
Party B shall be responsible for protecting the finished product and semi-finished product before the project is not transferred to Party A after completion. Party B will charge to repair the finished product and semi-finished product in case of damage during the protection from Party B. If Party A will charge the repairing fee resulting from the advanced using by Party A.

18.
Clear up the site within 20 days after the engineering completion and commissioning and wipe off the door window and sanitary tool and so on. The job will be finished and the site will be cleared. The construction and domestic trash caused by Party B shall be removed. After Party B completes the construction, the damaged municipal utilities shall be recovered. If Party B is not able to recover or recover them within specified time, Party A will do this job for Party B and Party B will charge this cost.

19.
For the job completed or cooperation job provided by Party B to be specified in the contract (including contract, minutes and design change, etc.), Party A will arrange other units to finish if Party B refuses to complete or cannot accomplish as per the contract requirement. The resulting cost will be deducted from Party B’s installment payment.

12.3 Party B shall furnish Party A with a Commitment letter to ensure project schedule, project quality and safety safeguard and abidance of law.

Chapter 13 Completion acceptance & project transfer

13.1 Completion acceptance reference
Acceptance reference for completion
Party B provides main codes used for construction drawing approved by Party A according to the design drawing and tendering document from Party A.
< Load Code for the Design of Building Structures>(GB50009-2001)
<Foundation design code of building foundation> (GB5007-2002)
<Design code of steel structure> (GB50017-2003)
<Technical specification for steel structure of portal frame light house> (CECS 102:2002)
<Design code of concrete structure> (GB50010-2002)
<Technical specification for building pile foundation> (JGJ94-94)
<Construction quality acceptance code for steel structure of building> (GB50205-2001)
<Technical specification for steel structure welding of building> (JGJ81-2002)
<Technical specification for cold-rolled thin-wall steel structure> (GB50018-2002)
<Design code of building earthquake resistance> (GB50011-2001)
Other current national related codes and acceptance criteria.
13.2 Completion acceptance procedure
1.
After Party B considers that the engineering is provided with the acceptance completion condition, Party B shall provide the complete data as needed for completion and acceptance as well as completion acceptance application. The supervision party shall organize the preliminary acceptance immediately after receiving the application. The supervision party performs the preliminary acceptance for this project.

2.
For engineering completion acceptance, Party A is responsible for inviting the design institute and exploration institute as well as department concerned of government to participate in the acceptance on site. The engineering quality must reach the qualified standard.

3.
After completion acceptance, Party B shall hand over two complete sets of completion drawings (The completion drawing must reflect the actual construction condition accurately and actually and signed and approved by Party A’s site managing staff and supervision company with official seal)—complete engineering data. (including engineering guarantee data, design change and all approval signatures and related data).

4.
The engineering completion must be finished and the acceptance criteria reached before October 29th. Party B must exit the construction site and keep the construction trash and material on the construction site in order. If site clearing or site exiting is not carried out in time, 1% of total construction price per day shall be deducted.

Chapter 14 Building final settlement

1.
Party B shall submit the completion settlement report and complete settlement data to Party A’s project department after completion acceptance. Both parties shall finish reviewing the settlement within 90 days since Party A receives the settlement data to be approved after reviewing. Both parties use the settlement after reviewing as the basic document of settlement installment payment in no dissidence condition.

2.
For the convenience and efficiency of the verification, the settlement amount submitted to Party A shall not be 20% higher than the settlement amount determined by both parties. Otherwise, Party B shall be responsible for the cost of price determination and this cost shall be deducted from the progress payment.

3.
The design change and site approval signature in the completion settlement data must be sorted out as a volume as per the time sequence number. The written signature approved by Party A is used as the settlement evidence.

4.	For all auxiliary materials, manpower and machinery in the project, the quota shall be executed. No adjustments shall be made.
5.	The engineering settlement price shall be calculated as per the category III engineering in the nation [2003] No.44 document and the total price is decreased by 3%.
6.
Any dispute on the installment payments or total payment shall be resolved through friendly negotiation. If both parties still cannot reach an agreement, both parties can entrust the qualified auditing agency approved by the Court to audit and determine the related construction price and the auditing conclusion shall be used as the basic payment reference that Party A shall pay Party B.

Chapter 15 Warranty clause

15.1 Warranty scope & content
The warranty scope of this project includes: foundation engineering, steel structure engineering of main body and waterproof engineering of roofing.
15.2 Warranty period
The warranty period shall start from the day when the gained acceptance of engineering completion and engineering is transferred. Within the warranty period, if the warranty triggers due to an engineering quality issue from Party B, the warranty period shall start from the repairing date accordingly. The time shall be delayed accordingly as well. For the foundation engineering of house building foundation and steel structure engineering of main body, the reasonable service life of this type of engineering to be specified, and the national regulation shall be followed. For decoration engineering, the warranty period is 2 years. For waterproof engineering, the warranty period is 5 years.
15.3 Warranty responsibility
1.	For items belonging to the warranty scope, Party B shall arrive at the site to carry out the repairing in time after receiving the notice from Party A and assuring the warranty quality. In emergency conditions, Party A can take the proper emergency measure before Party B’s staff to arrive at the site and Party B will charge the resulting cost.
2.
If the building is destroyed or the personnel is injured and property is damaged because Party B does not fulfill the warranty obligation in time, Party B shall undertake the liability of compensation.

3.	Party A shall provide the necessary assistance to Party B during the maintenance process.
4.
Party B is responsible for the warranty quality. After engineering warranty project is finished, it shall be accepted and signed by Party A’s representative. Party B shall ensure that the similar problem cannot appear within 6 months for engineering warranty project. Otherwise, the maintenance still shall be performed even if the warranty period expires.

15.4 Warranty fund payment
1.	5% of project settlement price from Party B is reserved as the project quality warranty fund while engineering settlement.
2.
After the engineering quality acceptance is one year, 40% of engineering warranty fund shall be paid after signed and approved by Party A. Afterwards, 15% of engineering warranty fund shall be paid every one year. The residual money shall be paid off after acceptance for 5 years.

3.	The returning of engineering warranty fund does not eliminate Party B’s warranty responsibility within the warranty period.
15.5 Warranty breach
1.
Party A will contact with Party B according to the contact mode left in the warranty agreement from Party B in case of engineering quality issue. Party A has the right to entrust other party to carry out the repairing job when there is no one to answer or Party B does not send the serviceman to carry out the repairing job on site although Party B is contacted.

2.
Party B will charge the resulting cost from that Party A entrusts other party to carry out the repairing job and Party A’s loss to be caused from that there is no one to answer or Party B does not send the serviceman to carry out the repairing job on site although Party B is contacted in the above-mentioned item in 100%. These costs shall be deducted from the warranty fund.

Chapter 16 Insurance

16.1 Party A is responsible for life property insurance for Party A’s staffs at the construction site and paying corresponding expenses. Party B shall undertake all economic and law responsibilities for staff, economic and other related loss due to Party B’s behavior.
16.2 Party B is responsible for life property insurance for Party B’s staffs and various site utilities and facilities as well as material insurance at the construction site and paying corresponding expenses.

Chapter 17 Contract into effect/termination

17.1 This contract will become effective after the legal representative or entrusted authorized agent from both Party A and Party B sign and stamp with corporate seal and contract seal. The contract will expire after the engineering acceptance commissioning and completion settlement is finished and Party B solves all warranty problems when the warranty period expires.
17.2 Both parties shall sign the agreements related to project cancellation, project stoppage, project delay or terminate this Contract when the project is not constructed, stops construction, or temporarily stops construction due to the policy adjustment, force majeure as well as the reasons out of control of both Party A and Party B, which cause the contract cannot be fulfilled continuously.
17.3 The opposite party of the contract has the right to terminate the contract in case of one of following situations:
1.	One of parties concerned expresses clearly that he will not fulfill the main obligation before fulfillment period expires.
2.	One of parties concerned delays to fulfill the main obligation and he still does not fulfill it within 30 days after interpellation.
3.
One of parties concerned forfeits the ability or possibly forfeits the ability of obligation fulfillment so that the fulfillment ability is not recovered or the proper guarantee cannot be provided within the reasonable period.

4.	Both Party A and B negotiate and agree to terminate this contract.
17.4 After contract termination, Party B shall protect the completed engineering and purchased material as well as equipment as well as apparatus well and transfer them in good condition. Party A shall provide the necessary condition for Party B’s leaving.
17.5 Modified part or handwritten part in the contract shall be approved by official seal from both parties. Otherwise, it is invalid. If both parties cannot solve the dissension of contract through negotiation, it will be solved by litigation to Wuhan Intermediate People's Court.
17.6 Both parties negotiate and determine all issues not involved in this contract.
17.7 This contract shall be executed in six copes. Party A keeps 3 copies; Party B keeps 2 copies and the supervision party keeps 1 copy. This contract comes into effect upon the execution by both parties.

Name of construction unit	Name of contracting unit:
Wuhan Generator Equipment	Hubei Huadu Construction
Manufacturing Co., Ltd (Seal)	Co., Ltd (Seal)

Legal representative: (signature)	Legal representative: (signature)
/s/ Xu Jie	/s/ Yu Chaopeng
Entrusted agent: (signature)	Entrusted agent: (signature)
Address:	Address:
Post code:	Post code:
Tel:	Tel:
Fax:	Fax:
Bank of deposit:	Bank of deposit:
Account number:	Account number:

Unit of issuing contract

(Stamp)

Hubei Gongchuang Real Estate Co., Ltd	Administration supervision department of construction for record
Legal representative: (signature)
/s/ Chen Shihai
Entrusted agent: (signature)
Address:
Post code:
Tel:
Fax:
Bank of deposit:
Account number: